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10.97

             FIRST AMENDMENT TO STANDARD INDUSTRIAL LEASE AGREEMENT

      This First Amendment to Standard Industrial Lease Agreement (this " Amendment" ) is made and entered into as of this 24th day of September, 2001, by and between CIIF ASSOCIATES II LIMITED PARTNERSHIP , a Delaware limited partnership ("Landlord"), and QUAKER FABRIC CORPORATION OF FALL RIVER, INC., a Massachusetts corporation ( "Tenant" ) .

                                    RECITALS

      A. Landlord and Tenant entered into that certain Standard Industrial Lease Agreement dated as of May 10, 1996 (the "Original Lease"), for certain premises (the " Premises ") commonly known as 14331 and 14333 East Don Julian Road, City of Industry, California (consisting of 17,286 rentable square feet) .The term " Lease " shall hereinafter refer to the Original Lease, as amended by this Amendment.

      B. Landlord and Tenant desire to, among other things, extend the term of the Original Lease, as amended hereby. All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease.

                                    AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

      1. New Commencement Date. The "New Commencement Date" shall be October 1, 2001.

      2. New Lease Term. The lease term shall be extended for a period of sixty
(60) months so as to expire on September 30, 2006 (the "Extended Expiration Date"). The period from the New Commencement Date through and including the Extended Expiration Date is hereafter referred to as the "New Lease Term."

      3. Rent. Notwithstanding anything to the contrary contained in the Original Lease, commencing on the New Commencement Date, monthly Base Rent for the Premises shall initially equal Ten Thousand Three Hundred Seventy-One and 60/l00 Dollars ($10,371.60) (and shall be payable in accordance with all provisions of the Original Lease, as amended hereby, and shall be payable in addition to all other amounts due with respect to the Premises, including, without limitation, those items set forth in Section 2.5 of the Original Lease), subject to increase, as set forth below.

      The Base Rent shall be adjusted as provided below on each of October 1, 2002. October 1, 2003, October 1 , 2004 and October 1 , 2005 ( the" Adjustment Date( s)") .

      The adjusted Base Rent as of each Adjustment Date shall be the Base Rent effective on the day preceding that Adjustment Date, multiplied by a fraction, the numerator of which is the CPI figure for the third calendar month preceding the month during which the particular Adjustment Date occurs and the denominator of which is the CPI figure for the month occurring three (3) calendar months prior to the month in which the previous Adjustment Date, or if none, the Commencement Date, occurred. As used in this paragraph, the "CPI" means the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles/Riverside/Orange County, all items (1982-84 = 100), published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index is no longer published, the U.S. Department of Labor's most comprehensive official index then in use that most nearly corresponds to the index named above. If it is calculated from a base different from the base period 1982-84 = 100, figures used for calculating the adjustment shall first be converted to the base period used under a formula supplied by the Bureau. If the described index shall no longer be published, another index generally recognized as authoritative shall be substituted by Landlord.





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      Notwithstanding the foregoing, on each Adjustment Date, the Base Rent shall be increased by no less than three percent (3% ) per year, and by no more than five percent (5% ) per year, which increase shall be cumulative and compounded annually,

      4. "AS-IS" and "ALL FAULTS." Landlord and Tenant acknowledge that Tenant has been occupying the Premises under the Original Lease and that Tenant is thoroughly familiar with the condition of the Premises, and the Premises shall continue to be leased " As Is", "With All Faults", "Without Any Representations or Warranties", and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant's purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or Project or the suitability of same for Tenant's purposes. Notwithstanding the foregoing, Landlord shall, using Project standard materials, guidelines, specifications and procedures, re-paint the restrooms in the office portion of the warehouse in the Premises and repair the water heater in the Premises, as Landlord deems necessary (collectively, "Landlord's Work"), Landlord and Tenant acknowledge and agree that: (i) Landlord's Work will be performed while Tenant is in occupancy of the Premises, Tenant hereby permitting access to the Premises to accomplish the same; (ii) Tenant shall not (and shall direct its agents to not) interfere with Landlord while Landlord's Work is being performed; and (iii) Tenant will not be entitled to any abatement of rent, however denominated) on account of the performance of Landlord's Work while Tenant is in occupancy of the Premises, Tenant hereby waiving any such rights. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or Project or with respect to the suitability of the same for the conduct of Tenant's business, and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and Project in its decision to enter into this Amendment and continue to let the Premises in an " As Is " condition. Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.

      5. .Amendments. The following provisions of the Original Lease are hereby deleted in their entirety and shall be of no further force and effect whatsoever: (a) Section 1.4; and (b) Section 2.8.

      6. Security Deposit. Tenant has previously deposited with Landlord Eight Thousand and 00/l00 Dollars ($8,000.00) as a Security Deposit under the Original Lease. Concurrently with Tenant's execution of this Amendment, Tenant shall deposit with Landlord an additional Four Thousand One Hundred Twenty-Two and 26/l00 Dollars ($4,122.26), for a total Security Deposit required under the Lease of Twelve Thousand One Hundred Twenty- Two and 26/100 Dollars ($12,122.26). Landlord shall continue to hold the Security Deposit, as increased herein, in accordance with the terms and conditions of the Lease, including, without limitation, Section 2.3 of the Original Lease.

      7 . Option to Extend Term. Landlord hereby grants the Tenant named in this Lease ("Original Tenant") one (1) option ("the Option") to extend the Lease Term for a period of sixty (60) months (the "Option Term"), which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Section shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if the Original Tenant occupies the entire Premises as of the date of Tenant's Acceptance (as defined below)

      The rent payable by Tenant during the Option Term ("Option Rent") shall be equal to the "Market Rent" (defined below), but in no event shall the Option Rent by less than Tenant is paying under the Lease on the month immediately preceding the Option Term for Base Rent, including all escalations, additional rent and all other charges. "Market Rent" shall mean the applicable Base Rent, including all escalations, additional rent and all other charges at which tenants, as of the commencement of the Option Term, are leasing non-renewal, non- sublease, non-equity space comparable in size, location and quality to the Premises for a term comparable to the Option Term, which comparable space is located in office buildings comparable to the Building in the general vicinity of the Building (as reasonably determined by Landlord) , taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.





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      The Option shall be exercised by Tenant only in the following manner:

(i) Tenant shall not be in default, and shall not have been in default under the Lease more than once, on the delivery date of the Interest Notice and Tenant's Acceptance; (ii) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than twelve (12) months nor less than four (4) months prior to the expiration of the New Lease Term, stating that Tenant is interested in exercising the Option, (iii) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (iv) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within ten (
10) business days after receipt of the Option Rent Notice ("Tenant's Acceptance"). Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option. If Tenant timely and properly exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice.

      8. Brokers. Tenant represents that it has not dealt with any broker with respect to this Amendment. If Tenant has dealt with any broker or person, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall protect, indemnify, hold harmless and defend Landlord from any liability in respect thereto

      9. Authority. Tenant has full power and authority to enter into this Amendment and the person signing on behalf of Tenant has been fully authorized to do so by all necessary corporate or partnership action on the part of Tenant.

      10. Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect.

      11. Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment, (a) Landlord is not in default under the Lease, and (b) Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same becomes due.

      12. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

      13. Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain in full force and effect and Tenant hereby ratifies the Original Lease, as amended hereby.

      IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

"LANDLORD"

CIIF ASSOCIATES II LIMITED PARTNERSHIP,
A Delaware limited partnership

By: AEW Advisors, Inc., a Massachusetts corporation
Its: General Partner

By:__________________________
Name:________________________
Its:_________________________


"TENANT"

QUAKER FABRIC CORPORATION,
OF FALL RIVER, INC.,
a Massachusetts corporation

By:____________________________
Name: _________________________
Its:___________________________


By: ___________________________
Name:__________________________
Its:___________________________